Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NF Energy Saving Corporation

We consent to the incorporation by reference in the Registration Statement of NF Energy Saving Corporation (the “Company”) on Form S-3 of our report dated March 20, 2014 on our audit of the Company’s financial statements as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2013 and 2012, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ HKCMCPA Company Limited
HKCMCPA Company Limited
Certified Public Accountants

Hong Kong, China
May 22, 2014